Exhibit 11


                    RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (unaudited)


                                      Quarter Ended         Nine Months Ended
                                         March 31                March 31
                                    1996        1995        1996         1995
                                    ----        ----        ----         ----
PRIMARY

Weighted average common shares
  outstanding .................   8,021,019   7,758,719   7,897,804   7,736,996
Class B convertible preferred
  stock, Series C..............   1,424,860         ---   1,424,860         ---
                                  ---------  ----------   ---------   ----------
     TOTAL COMMON AND DILUTIVE
     COMMON EQUIVALENT SHARES..   9,445,879   7,758,719   9,322,664   7,736,996
                                  =========   =========   =========   =========

     Net Income (Loss) Available                      *                       *
       to Common Shareholders..  $  638,000 $(4,412,000) $1,082,000 $(3,568,000)
                                   ========  ===========  =========  ===========

     NET INCOME (LOSS) PER SHARE      $0.07      $(0.57)      $0.12      $(0.46)
                                       ====       =====        ====       =====

FULLY DILUTED

Weighted average common shares
  outstanding..................   8,023,558   7,758,719   8,023,558   7,736,996
Class B convertible preferred
  stock, Series C..............   1,424,860         ---   1,424,860         ---
                                  ---------   ---------   ---------  ----------
     TOTAL COMMON AND DILUTIVE
     COMMON EQUIVALENT SHARES..   9,448,418   7,758,719   9,448,418   7,736,996
                                  =========   =========   =========   =========

     Net Income (Loss) Available                      *                       *
     to Common Shareholders....  $  638,000 $(4,412,000) $1,082,000 $(3,568,000)
                                  =========  ===========  =========  ===========

     NET INCOME (LOSS) PER SHARE      $0.07      $(0.57)      $0.11      $(0.46)
                                       ====       ======       ====       ======




* Amount represents the net loss per the consolidated statements of operations, plus the dividends paid on the Class B convertible preferred stock, Series C.